                           CERTIFICATE OF DESIGNATION
                                     OF THE

    13 1/2% SERIES A SENIOR REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

                           ($.01 PAR VALUE PER SHARE)

                                    AND THE

    13 1/2% SERIES B SENIOR REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           ($.01 PAR VALUE PER SHARE)

                                       OF

                             HARVEYS CASINO RESORTS
                          ___________________________
                       PURSUANT TO SECTION 78.1955 OF THE
                            NEVADA REVISED STATUTES
                          ___________________________

     The undersigned, being the president and the assistant secretary of Harveys Casino Resorts, a Nevada corporation (the "COMPANY"), each hereby certifies that the Board of Directors of the Company adopted the following resolution by unanimous written consent, with the same force and effect as if it were approved and adopted at a duly constituted meeting of the Board of Directors, pursuant to the authority of Section 78.315(2) of the Nevada Revised Statutes and Article VIII of the Articles of Incorporation of the Company, as of the First day of February, 1999:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, as amended (the "ARTICLES OF INCORPORATION"), the Board of Directors hereby authorizes the creation of two series of preferred stock, each $0.01 par value per share, of the Company, consisting of 100,000 shares of 13 1/2% Series A Senior Redeemable Convertible Cumulative Preferred Stock and 99,990 shares of 13 1/2% Series B Senior Redeemable Convertible Cumulative Preferred Stock upon the terms and conditions set forth in this Certificate of Designation (this "CERTIFICATE"), and hereby fixes the designation and number of shares thereof and fixes the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Articles of Incorporation that may be applicable to the Preferred Stock) as follows:

          Section 1. DESIGNATION AND AMOUNT; LIQUIDATION PRICE. There shall be a series of Preferred Stock of the Company designated as "13 1/2% Series A Senior Redeemable Convertible Cumulative Preferred Stock" (the "SERIES A PREFERRED STOCK") and the number of shares constituting such series shall be 100,000. There shall also be a series of Preferred Stock of the Company designated as "13 1/2% Series B Senior Redeemable Convertible Cumulative Preferred Stock" (the "SERIES B PREFERRED STOCK" and, together with the Series A Preferred Stock, the "PREFERRED STOCK") and the number of shares constituting such series shall be 99,990. Except as otherwise provided herein, the Series A Preferred Stock and the Series B Preferred Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights in liquidation. The Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to participate in the distributions and to have the benefit of all other rights of holders of Preferred Stock as set forth herein and in the Articles of Incorporation. The liquidation preference (the "LIQUIDATION PREFERENCE") of each share of Preferred Stock shall be $550.

          SECTION 2. RANK. The Series A Preferred Stock and the Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company ("LIQUIDATION"), rank senior in right of payment to all classes or series of capital stock of the Company as to distributions and upon Liquidation of the Company. The Company may at any time authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company, including preferred shares, ranking on a parity with the Preferred Stock as to distributions and upon Liquidation of the Company ("PARITY SECURITIES").

          SECTION 3.   DIVIDENDS.    (a)  The holders of the Preferred Stock
shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds of the Company legally available therefor, fully cumulative preferential dividends from the date of issuance of the Preferred Stock, accruing at the rate per share of 13 1/2% per annum from the Issue Date or from the most recent Dividend Payment Date (as defined below) occurring thereafter, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, a "DIVIDEND PAYMENT DATE") commencing on May 1, 1999, to the holders as of the preceding January 15, April 15, July 15 and October 15 (each, a "RECORD DATE"). Holders at the close of business on a Record Date of shares of Preferred Stock that are called for redemption on a redemption date during the period (the "EX-DIVIDEND PERIOD") between such Record Date and the corresponding Dividend Payment Date shall not, in their capacity as such holders, be entitled to receive the dividend payment on such Dividend Payment Date pursuant to this
Section 3.

               (1) Dividends on the Preferred Stock shall cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. To the extent not declared and paid in cash, dividends in respect of any Dividend Payment Date shall cumulate and be compounded quarterly at the rate of 13 1/2% per annum until paid.

               (2) The aggregate dividend payable to a holder of Preferred Stock shall be based on the aggregate number of shares of Preferred Stock held by such holder at the close of business on the applicable Record Date and rounded to the nearest whole cent (with one-half cent rounded upward). Dividends payable on the Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

               (3) Unless full cumulative dividends on all outstanding Preferred Stock due for all past quarterly periods ending on a Record Date (each, a "DIVIDEND PERIOD") shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof irrevocably set apart in trust, then, except as set forth in the following sentence: (i) no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to the Preferred Stock as to the payment of dividends and as to rights in Liquidation of the Company ("JUNIOR SECURITIES")), shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Securities or Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Parity Securities or Junior Securities; (iii) no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Parity Securities or Junior Securities, respectively) by the Company or any of its Restricted Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by the Company or any of its Restricted Subsidiaries. When dividends are not paid in full in cash (or a sum sufficient for such full payment in cash is not so set apart) upon the Preferred Stock and any other Parity Securities for all past Dividend Payment Dates, all dividends declared upon Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock and each Parity Security shall in all cases bear to each other the same ratio that accumulated dividends per share of Preferred Stock and each such Parity Security (which shall not include any accumulation in respect of unpaid dividends for prior periods if such Parity Securities do not have a cumulative dividend) bear to each other. Holders of the Preferred Stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

          SECTION 4. LIQUIDATION PREFERENCE. (a) Upon any voluntary or involuntary Liquidation of the Company, each holder of the Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the aggregate Liquidation Preference of the Preferred Stock held by such holder, plus accrued and unpaid dividends thereon, if any, to the date fixed for Liquidation, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a voluntary or involuntary Liquidation of the Company unless such sale, conveyance, exchange or transfer shall be in connection with a Liquidation of the Company.

               (1) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of remaining assets of the Company legally available therefor in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled.

          SECTION 5.   REDEMPTION; DISPOSITIONS.

               (1) MANDATORY REDEMPTION. On February 1, 2011 (the "MANDATORY REDEMPTION DATE"), the Company shall redeem (subject to the legal availability of funds therefor) all outstanding Preferred Stock (including fractional shares), in cash, at a price per share equal to the Liquidation Preference (including in the case of fractional shares, if any, the allocable portion of the Liquidation Preference attributable to such fractional shares), plus accrued and unpaid dividends thereon, if any, to and including the date of redemption.

               (2) Optional Redemption. The Company may, at its option, at any time, redeem the Preferred Stock, in whole or in part, at a price per share equal to the Liquidation Preference (including in the case of fractional shares, if any, the allocable portion of the Liquidation Preference attributable to such fractional shares), plus accrued and unpaid dividends thereon, if any, to and including the date of redemption, upon not less than 30 nor more than 60 days' prior written notice.

               (3) Mandatory Disposition Pursuant to Gaming Laws. Each holder of Preferred Stock, by accepting any of the Preferred Stock, shall be deemed to have agreed that if any Gaming Authority requires that a person who is a holder or the beneficial owner of the Preferred Stock must be licensed, approved, qualified or found suitable or make filings or submissions under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, approval, qualification or a finding of suitability, or make such filings or submissions, within the required time period. If such person fails to make such filings or submissions or to apply to become licensed, approved, qualified or found suitable, or is not licensed, approved or qualified or is not found suitable, the Company shall have the right, at its election, (i) to require such person to dispose of its Preferred Stock or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem such Preferred Stock at a redemption price equal to the lesser of (1) such person's cost or (2) 100% of the Liquidation Preference thereof plus, in either case, accrued and unpaid dividends, if any, to the earliest of the redemption date, the date by which such person was required and failed to apply for a license, approval, qualification, approval or finding of suitability, or to make such filings or submissions, and the date on which such person is found not suitable or is denied, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable Gaming Authority. The Company shall notify the transfer agent of the Preferred Stock in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder may incur in connection with its filings, submissions or application for a license, approval or qualification or finding of suitability. The transfer agent shall report the names of the record holders of the Preferred Stock to any Gaming Authority when required by law.

               (4) PROCEDURES FOR REDEMPTIONS. On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, including, to the extent required, all accrued and unpaid dividends thereon, dividends shall cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares shall terminate except for the right to receive the redemption price, together with all accrued and unpaid dividends thereon, if any, without interest. The Company shall send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption (except as provided in the preceding paragraph). Shares of Preferred Stock issued and reacquired shall, upon compliance with the applicable requirements of Nevada law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and, together with any and all other authorized but unissued shares of preferred stock of the Company, may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with the Certificate of Designation.

          SECTION 6.   CONVERSION.

               (1) Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time on or prior to February 1, 2002 into the amount of validly issued, fully paid and nonassessable shares of Class A Common Stock, par value $.01 per share, determined in accordance with Subsections 6(e) and 6(f) below. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time on or prior to February 1, 2002 into the amount of validly issued, fully paid and nonassessable shares of Class B Common Stock, par value $.01 per share, determined in accordance with Subsections 6(e) and 6(f) below. Common Stock of the class into which shares of Preferred Stock may be converted pursuant to this Subsection 6(a) is hereinafter referred to as "CORRESPONDING COMMON STOCK."

               (2) Holders who elect to convert their shares of Preferred Stock pursuant to this Section 6 shall be entitled to any and all dividends accrued and unpaid as of the Conversion Date on the Preferred Stock that such Holders elect to convert. The Company shall pay such accrued and unpaid dividends in cash, PROVIDED that the Company, at its sole option, may satisfy such obligation to pay any or part of such dividends by issuing the number shares of Corresponding Common Stock having a fair market value equal to such amount of dividends as of the Conversion Date, as determined in good faith by the Board of Directors. Except as provided in Subsection 3(a), the holder of a share of Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable thereon on the corresponding Dividend Payment Date notwithstanding the conversion thereof during the Ex-Dividend Period or the Company's default in the payment of the dividend due on such Dividend Payment Date. Except as provided for above, no payments or adjustments in respect of dividends on shares of Preferred Stock surrendered for conversion (whether or not in arrears) or on account of any dividend on the Corresponding Common Stock issued upon conversion shall be made upon the conversion of any shares of Preferred Stock.

               (3) Immediately following any conversion of shares of Preferred Stock into Corresponding Common Stock, (i) such converted shares of Preferred Stock shall be deemed no longer outstanding and (ii) the persons entitled to receive Corresponding Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of record of such Corresponding Common Stock. Upon the issuance of shares of Corresponding Common Stock pursuant to this Section 6, such shares of Corresponding Common Stock shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

               (4) To convert shares of Preferred Stock into shares of the Corresponding Common Stock pursuant to Subsection 6(a), a holder of Preferred Stock must (i) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Company, at the office of the Company or of the transfer agent for the Preferred Stock, (ii) give written notice to the Company at such office that such holder elects to convert Preferred Stock into Corresponding Common Stock, and the number of shares to be converted, (iii) state in writing the name or names in which the certificate or certificates for shares of Corresponding Common Stock are to be issued, (iv) provide evidence reasonably satisfactory to the Company that such holder has satisfied any conditions contained in any agreement or any legend on the certificates representing the Preferred Stock relating to the transfer thereof, if shares of Common Stock are to be issued in a name or names other than the holder's, and (v) pay any transfer or similar tax if required as provided in Section 6(j) below. In the event that a holder fails to notify the Company of the number of shares of Preferred Stock to be converted, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. Such conversion, to the extent permitted by law, regulation, rule or other requirement of any governmental authority (collectively, "LAWS") and the provisions hereof, shall be deemed to have been effected as of the close of business on the date on which the holder satisfies all of the foregoing requirements with respect to such conversion (such date is referred to herein as the "CONVERSION DATE" for purposes of any conversion of Preferred Stock pursuant to Subsection 6(a)). As soon as practical on or following the Conversion Date, the Company shall deliver to such former holder of Preferred Stock a certificate representing the shares of Corresponding Common Stock issued upon the conversion, together with a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock formerly represented by the certificate or certificates surrendered for conversion.

               (5) For the purposes of the conversion of Preferred Stock into Corresponding Common Stock pursuant to Subsection 6(a), each share of Preferred Stock shall initially be convertible into 28.7309164 shares (the "CONVERSION RATE") of Corresponding Common Stock. If the Company shall at any time subdivide, by stock split, reclassification or otherwise, the outstanding shares of a class of Corresponding Common Stock or shall issue a dividend on a class of outstanding Corresponding Common Stock payable in capital stock (as to which subdivision or stock dividend the holders of the Preferred Stock have not participated), the Conversion Rate applicable to the series of Preferred Stock which is convertible into such Corresponding Common Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the Company shall at any time combine, by stock split, reclassification or otherwise, the outstanding shares of Corresponding Common Stock, the Conversion Rate applicable to the series of Preferred Stock which is convertible into such Corresponding Common Stock in effect immediately prior to such combination shall be proportionately decreased, in each case effective at the close of business on the date of such subdivision, dividend, combination or other event.

               (6) No fractional shares of Corresponding Common Stock shall be issued upon the conversion of Preferred Stock. If any fractional interest in a share of Corresponding Common Stock would, except for the provisions of this Subsection 6(f), be deliverable upon the conversion of any Preferred Stock, the fractional interests in shares of Corresponding Common Stock payable to a holder of Preferred Stock shall be aggregated, and the Company shall deliver to such holder any resultant whole shares of Corresponding Common Stock and, in lieu of delivering the fractional share therefor, pay to such holder an amount in cash (computed to the nearest cent) equal to the fair market value of such fractional interest as of the Conversion Date, as determined in good faith by the Board of Directors.

               (7) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly mail a notice of the adjustment to holders of Preferred Stock by first class mail. The Company shall forthwith maintain at its principal executive office and file with the transfer agent for Preferred Stock a statement, signed by the Chairman of the Board, or President, or a Vice President of the Company and by the chief financial officer or a Treasurer or an Assistant Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of Preferred Stock desiring an inspection thereof.

               (8) If there shall occur any capital reorganization or any reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another entity, or the conveyance of all or substantially all of the assets of the Company to another person or entity, each share of Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Corresponding Common Stock deliverable upon conversion of such Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance, and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Preferred Stock; PROVIDED that, if pursuant to any such reorganization, reclassification, consolidation, merger or conveyance, the holders of Class B Common receive securities that are generally entitled to vote for the election of directors of the Company or any applicable successor, or otherwise entitled to vote, then the Company or such successor shall make available, upon conversion of Series B Preferred Stock, at the request of each holder of Series B Preferred Stock, securities that are not voting securities but which are otherwise identical to such voting securities in all material respects.

               (9) The Company shall at all times reserve and keep available, out of its authorized but unissued shares or treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock, the full number of shares of Corresponding Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Preferred Stock at the time outstanding.

               (10) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Corresponding Common Stock upon conversion of the Preferred Stock into Corresponding Common Stock.

The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Corresponding Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

          SECTION 7. RESET AND EXCHANGE RIGHTS. (a) Subject to Section 7(b), if the holders of the Preferred Stock at the Issue Date and/or their Related Parties (but not any other transferees) (collectively, the "PERMITTED HOLDERS") propose to sell or otherwise dispose of all but not less than all of the Preferred Stock held by them to one or more persons other than the Permitted Holders, upon notice of such proposed sale to the Company (the "SALE NOTICE"), holders of a majority of the Series A Preferred Stock shall be entitled to designate an Independent Financial Advisor to determine, within 20 business days of such designation, in the opinion of such firm, the appropriate dividend rate and other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions (collectively, the "RESET TERMS") of the Preferred Stock (in addition to those set forth in the Articles of Incorporation that may be applicable to the Preferred Stock) so that, immediately after such reset, the Preferred Stock would have a market value of 100% of the Liquidation Value thereof plus any accrued and unpaid dividends, PROVIDED that in no event shall the dividend rate of the Preferred Stock be reset to a rate greater than 15 1/2% per annum. The Company shall bear the reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of the above-referenced Independent Financial Advisor.

          Upon the determination of the Reset Terms of the Preferred Stock pursuant to the foregoing procedures, this Certificate of Designation shall be amended without any affirmative action on the part of the Permitted Holders, including any approval of the Permitted Holders otherwise required pursuant to Section 78.1955 of Nevada Revised Statutes, so that the Preferred Stock shall become entitled to dividends at the reset dividend rate and have the other Reset Terms as of the date of consummation of the sale described in the Sale Notice.

               (1) If the Company proposes to issue a new series of preferred stock ("NEW PREFERRED STOCK") to any person other than the Permitted Holders, which issuance occurs on or prior to February 1, 2002, then the Company shall give notice of such issuance to the Permitted Holders and, upon the election of the Permitted Holders, prior to the first sale of any New Preferred Stock to any person other than the Permitted Holders, without any further action on the part of the

Permitted Holders, this Certificate of Designation shall be amended without any affirmative action on the part of the Permitted Holders, including any approval of the Permitted Holders otherwise required pursuant to Section
78.1955 of Nevada Revised Statutes, so that, upon the issuance of the New Preferred Stock, the dividend rate and other appropriate powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Preferred Stock are identical in all material respects to the terms of the New Preferred Stock, and the Permitted Holders shall have no rights pursuant to Subsection 7(a) in connection with such issuance of New Preferred Stock.

               (2) Notwithstanding the foregoing Subsections 7(a) and 7(b), the Company may elect to exchange all Preferred Stock held by the Permitted Holders for one or more series of New Preferred Stock having the terms to which the Preferred Stock would have been reset or amended as provided in Subsections 7(a) and 7(b), as the case may be. Any such exchange shall be effective as of the time the applicable reset or amendment would have been required to be effective pursuant to Subsections 7(a) and 7(b), as the case may be. Any such exchange shall be made in compliance with all applicable U.S. Federal and state securities laws, including the rules and regulations of the SEC, and Permitted Holders shall make such representations and deliver such information to the Company as may be required in connection with such compliance by the Company.

               (3) The foregoing reset and exchange rights shall in all cases be subject to the receipt of all the applicable approvals of all Gaming Authorities.

          SECTION 8. BOARD APPOINTMENT RIGHTS. Holders of record of the Preferred Stock have no voting rights, except as required by Nevada law. Subject to the receipt of the applicable approvals of all Gaming Authorities, the number of members of the Board of Directors shall be increased by, and the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall be entitled to elect, two members of the Board of Directors (or, if the number of members of the Board of Directors is three or fewer, the number of members of the Board of Directors shall be increased by, and such holders shall be entitled to elect, one member of the Board of Directors) upon the following events: (a) the failure by the Company to comply with (i) the change of control offer provision set forth in Section 9,
(ii) the limitation on merger or consolidation set forth in Subsection 10(c) or (iii) the mandatory redemption obligation set forth in Subsections 5(a) and 5(c); (b) the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice from the transfer agent or the holders of at least 25% in Liquidation Preference of the outstanding shares of Series A Preferred Stock to comply with any of the other covenants or agreements set forth herein and the continuance of such failure for 60 consecutive days; or (c) if the Company fails to pay any Indebtedness within any applicable grace period after final maturity (a "PAYMENT DEFAULT") or the acceleration of any Indebtedness by the holders thereof because of a default, and in any such case the total amount of Indebtedness so unpaid or accelerated exceeds $10.0 million (each of the events described in clauses
(a) through (c) being referred to as a "BOARD APPOINTMENT RIGHT TRIGGERING EVENT"). Rights of Holders of Series A Preferred Stock arising as a result of a Board Appointment Right Triggering Event shall continue until such time as all Board Appointment Right Triggering Events have been cured or waived.

          SECTION 9. CHANGE OF CONTROL. Upon the occurrence of a Change of Control and after the earlier of (a) the date on which all of the Notes have been repaid, repurchased or redeemed in full and (b) June 1, 2006, each holder of Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder's Preferred Stock pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, to the date of repurchase (the "CHANGE OF CONTROL PAYMENT"). Within 45 days following any Change of Control requiring the Company to make a Change of Control Offer pursuant to the preceding sentence, the Company shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all outstanding Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, unless a longer period is required by law (the "CHANGE OF CONTROL PAYMENT DATE"), pursuant to the procedures described herein and in such notice. The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Stock as a result of a Change of Control.

          On or before the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent for the Change of Control Payment (the "PAYING AGENT") an amount equal to the Change of Control Payment in respect of all Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the transfer agent the Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the Preferred Stock or portions thereof being purchased by the Company. The Paying Agent is required to promptly mail to each holder of Preferred Stock so tendered the Change of Control Payment for such Preferred Stock, and the transfer agent is required to promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the Preferred Stock surrendered, if any.

          The provisions of this Section 9 shall be applicable whether or not any other provisions of this Certificate of Designation are applicable.

          The Company is not required to make a Change of Control Offer to the holders of Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9 and purchases all Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

          SECTION 10.  COVENANTS.

               (1) LIMITATIONS ON JUNIOR PAYMENTS. The Company shall not, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment in any Person (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "JUNIOR PAYMENTS"), if, at the time of such Junior Payment, a Board Appointment Right Triggering Event shall have occurred and be
continuing or would occur as a consequence thereof.   Notwithstanding the
foregoing sentence, the following shall not be prohibited as Junior Payments:

                    (1) the redemption, repurchase, defeasance, retirement, purchase or other acquisition of any Junior Securities of the Company either in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Junior Securities of the Company (other than any Disqualified Stock) or a substantially concurrent capital contribution to the Company;

                    (2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Junior Securities upon a Change of Control to the extent required by the agreement governing such Junior Securities but only if the Company shall have complied with
     Section 9 and purchased all Preferred Stock required thereby, prior to purchasing such Junior Securities, PROVIDED that the purchase price (stated as a percentage of liquidation preference) of such Junior Securities shall not be greater than the price for such purchase set forth in the instrument pursuant to which such Junior Securities were issued;

                    (3) the payment of any dividend, redemption or irrevocable offer to purchase within 60 days after the date of declaration, notice of redemption or irrevocable offer, if at said date of declaration, notice of redemption or irrevocable offer such payment would have complied with the provisions of this Certificate of Designation;

                    (4) the redemption, repurchase, retirement or other acquisition of any Junior Securities of the Company to the extent required by order of a Gaming Authority or otherwise pursuant to provisions substantially comparable to those set forth in Section 5(c);

                    (5) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock), plus, to the extent that any such Restricted Investment made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the amount of cash proceeds of or Cash Equivalents received with respect to such Restricted Investment;

                    (6) the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Junior Securities of the Company held by any director, officer or employee of the Company (or any of its Subsidiaries) pursuant to any equity subscription agreement or stock option, deferred compensation or equivalent or similar agreement applicable to any director, officer or employee of the Company, PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed, in any twelve-month period, $2.0 million, plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Junior Securities of the Company (other than Disqualified Stock) to directors, officers or employees of the Company and its Subsidiaries;

                    (7) Restricted Investments (measured as of the date such Restricted Investment was made) in an aggregate amount not exceeding $25 million plus (a) to the extent that any Restricted Investment made after the applicable Board Appointment Rights Triggering Event is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash, Cash Equivalents or the receipt of properties used in a Permitted Business, the amount of cash proceeds of, Cash Equivalents or the fair market value (as determined in good faith by a resolution of the Board of Directors) of property received with respect to such Restricted Investment, plus (b) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value (determined as set forth below) of such Unrestricted Subsidiary and (y) the aggregate amount of all Investments made in such Unrestricted Subsidiary subsequent to the Issue Date by the Company and any of its Restricted Subsidiaries;

                    (8) Restricted Investments (measured as of the date such Restricted Investment was made) in an amount not to exceed the sum of
     (A) $5.0 million in the aggregate plus (B) any dividends or other payments or transfers of cash, Marketable Securities or tangible assets (at the fair market value of such tangible assets at the time of such transfer) made to the Company or any Restricted Subsidiary by Persons in which such Restricted Investments were made but not exceeding the aggregate amount so invested in all such Persons; and

                    (9) Restricted Investments in an amount not to exceed the sum of (A) $115.0 million in the aggregate (the amount of each such Restricted Investment being measured as of the date such Restricted Investment was made) in one or more Permitted Joint Venture Investments, plus (B) any dividends or other payments or transfers of cash, Marketable Securities or tangible assets (at the fair market value of such tangible assets at the time of such transfer) made to the Company or any Restricted Subsidiary by the Persons in which such Restricted Investments were made but not exceeding the aggregate amount so invested in all such Persons.

          The amount of all Junior Payments (other than cash) shall be the fair market value on the date of the Junior Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Junior Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors (whose resolutions with respect thereto shall be delivered to the transfer agent), such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than five business days following the date of making any Junior Payment in excess of $1 million, the Company shall deliver to the transfer agent an Officers' Certificate setting forth the resolution of the Board of Directors and stating that such Junior Payment is permitted and setting forth the basis upon which the calculations required by this Subsection 10(a) were computed, together with a copy of any fairness opinion or appraisal required hereby.

               (2) LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt); PROVIDED that the Company and Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company's most recently ended four fiscal quarter period for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four fiscal quarter period.

          The provisions described in the preceding paragraph shall not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

                    (1) Indebtedness under the Credit Agreement in an aggregate principal amount outstanding not exceeding an amount equal to the greater of (a) $210.0 million and (b) an amount equal to three (3) times Consolidated Cash Flow for the most recently ended four fiscal quarter period for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, LESS in each case an amount equal to the outstanding borrowings incurred under clause (ix) below;

                    (2) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of installation, acquisition, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ii), in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

                    (3) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Existing Indebtedness or Indebtedness that was permitted by this Certificate of Designation to be incurred under the first paragraph of this Subsection 10(b), clauses (ii), (vi), (vii), (viii) or (ix) of this paragraph or this clause (iii);

                    (4) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED that (i) any subsequent issuance or transfer of Equity Interests that results in any such indebtedness being held by a Person other than the Company or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the company or any of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
     (v);

                    (5) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Certificate of Designation to be outstanding;

                    (6)  Purchase Money Indebtedness;

                    (7) Indebtedness in one or more FF&E Financings for each Gaming Facility incurred to acquire FF&E to be used in such Gaming Facility, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vii), in an aggregate principal amount not to exceed $7.0 million at any time outstanding;

                    (8) Indebtedness as a Permitted Joint Venture Investment, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
     (viii), to the extent that the aggregate principal amount of Indebtedness at any time outstanding under the Credit Agreement and constituting Permitted Joint Venture Investments does not exceed $115.0 million; and

                    (9) additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $10.0 million;

                    (10) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and its Subsidiaries in the ordinary course of their business; and

                    (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

Notwithstanding any other provision of this Subsection 10(b), a Guarantee of Indebtedness permitted by the terms hereof at the time such Indebtedness was incurred, or at the time the guarantor thereof, if a Subsidiary of the Company, became a Subsidiary of the Company, shall not constitute a separate incurrence, or amount outstanding, of Indebtedness. For purposes of determining compliance with this section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of the covenant described in this section as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with the covenant described in this section. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on preferred stock in the form of additional shares of the same series of preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of the covenant described in this section; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued, to the extent required by the definition of "Fixed Charges." For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of indebtedness, the U.S. dollar-equivalent principal amount of indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred.

               (3) LIMITATIONS ON MERGER OR CONSOLIDATION. The Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation) another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the obligations of the Company under the Preferred Stock and this Certificate of Designation; and (iii) immediately after such transaction no Board Appointment Rights Triggering Event exists. Notwithstanding the forgoing, the Company shall not be obligated to comply with this Subsection 10(c) in the event that, prior to consummation, such consolidation or merger is approved by the holders of a majority of the shares of the Series A Preferred then outstanding, voting as a separate class.

               (4) LIMITATIONS ON BUSINESS ACTIVITIES. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

               (5) REPORTS. Whether or not required by the rules and regulations of the SEC, so long as any Preferred Stock is outstanding, the Company shall furnish to the holders of Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

          SECTION 11. TRANSFER AND EXCHANGE. If a holder of Preferred Stock transfers or exchanges Preferred Stock in accordance with this Certificate of Designation, such holder may be required to meet the requirements of the transfer agent for such transfer or exchange. The transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Preferred Stock to pay any taxes and fees required by law or permitted by this Certificate of Designation.

          SECTION 12. CERTAIN DEFINITIONS. The following definitions shall apply to term used in this Certificate of Designation:

     "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that in all cases beneficial ownership of 10% or more of the voting securities of a Person is deemed to be control. Notwithstanding the foregoing, the limited partners of Colony Investors III, L.P. shall not be deemed to be affiliates of Colony Investors III, L.P. or Colony Capital, Inc. solely by reason of their investment in Colony Capital III, L.P.

     "BOARD OF DIRECTORS" means the board of directors of the Company.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) to (v) of this definition.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) prior to the time the Company or any Parent Company completes an Initial Public Offering, the Company or any Parent Corporation becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) of the acquisition by any "Person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than a group consisting of the Principals and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power entitled to vote in the election of the Board of Directors of the Company or such other Person surviving the transaction; (iv) subsequent to the time the Company or any Parent Corporation completes an Initial Public Offering, the Principals and their Related Parties shall directly or indirectly beneficially own shares of capital stock representing less than 50% of the total voting power entitled to vote in the election of the Board of Directors of the Company and any other Person directly or indirectly beneficially owns shares of capital stock representing voting power in excess of the voting power represented by shares of capital stock owned by the Principals and their Related Parties; or (v) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "CONSOLIDATED CASH FLOW" means for any period, Consolidated Net Income for such period after deducting therefrom an amount equal to any extraordinary gain (to the extent such gain was included in computing Consolidated Net Income) and after adding thereto, without duplication, (a) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale, lease, conveyance, transfer or other disposition of property or other assets (other than the disposition of inventory in the ordinary course of business), to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, amortization of, deferred financing charges and the interest component of capital lease obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus (d) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period and, to avoid duplication only, excluding any such non-cash charge that is included in consolidated interest expense or consolidated tax expense) of the Company and its Restricted Subsidiaries for such period to the extent such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income in each case, on a consolidated basis, determined in accordance with GAAP, plus (e) to the extent not included above (and in any case without duplication), all charges and expenses (including, without limitation, legal and investment banking fees and expenses and severance and other payments to management and directors of the Company) incurred by the company in connection with the Merger, the amendment and restatement of the Reducing Revolving Credit Agreement, dated as of August 14, 1995, as amended, and entry into the Credit Agreement in connection with the Merger, any issuance of preferred stock by the Company for the purpose of providing financing for the Merger and any consent fees payable to holders of the Notes pursuant to the Consent Solicitation Statement of the Company dated November 16, 1998, as amended and supplemented.

     "CONSOLIDATED NET INCOME" means for any period, the Net Income of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, PROVIDED that: (a) the Net Income of any Person that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting or that is an Unrestricted Subsidiary is permitted to be included only to the extent of the amount of dividends or distributions paid to the Company or a Restricted Subsidiary; (b) solely for the purpose of determining the amount of Junior Payments permitted pursuant Subsection 10(a), the Net Income of any other Person acquired by the Company or any Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition is required to be excluded (except to the extent permitted to be included pursuant to clause (a)); and
(c) the cumulative effect of a change in accounting principles is required to be excluded.

     "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement, dated as of December 9, 1998, as amended, by and among the Company, Harveys C.C. Management Company, Inc., Harveys Iowa Management Company, Inc., Harveys Tahoe Management Company, Inc., HCR Services Company, Inc., and the lenders named therein including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreements and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agree-ment" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as the borrowers and issuers thereunder include one or more of the Company and its Subsidiaries and their respective successors and assigns, or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to February 1, 2011; PROVIDED, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's compliance with Subsection 5(c) or Section 9.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXISTING INDEBTEDNESS" means up to $150.2 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

     "FF&E" means furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

     "FF&E FINANCING" means the incurrence of Indebtedness, the proceeds of which shall be used to finance the acquisition by the Company or a Restricted Subsidiary of FF&E used in connection with any Gaming Facility whether or not secured by a Lien on such FF&E; PROVIDED that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition.

     "FIXED CHARGES" means for any period, the sum of (a) consolidated interest expense (including the interest component of lease payments under capitalized leases) of the Company and its Restricted Subsidiaries for such period, in either case whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of Capital Lease Obligations but excluding amortization of deferred financing fees and excluding capitalized interest) and (b) the product of (i) all cash dividend payments on any series of preferred stock of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis, in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means for any period the ratio of the Consolidated Cash Flow for such period to the Fixed Charges for such period; PROVIDED that: (a) in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems or otherwise retires or defeases any Indebtedness or issues, redeems, reduces or retires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is made, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or defeasance of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable period; (b) in making such computation, the Fixed Charges attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; (c) in making such computation, the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period; (d) in the event that the Company or any Restricted Subsidiary consummates either (i) a Material Acquisition or
(ii) a sale, lease, conveyance, transfer or other disposition of property or other assets (other than the disposition of inventory in the ordinary course of business) with a fair market value of more than $5.0 million in any one year, in either case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Material Acquisition or disposition (including the incurrence or retirement of any Indebtedness in connection therewith), as if the same had occurred at the beginning of the applicable period; (e) in the event that the Company or any Restricted Subsidiary purchases any assets or property which was previously leased by the Company or any Restricted Subsidiary subsequent to the commencement of the period for which the calculation of the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such purchase as if the same had occurred at the beginning of the applicable period; and (f) in the event that the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise for the Indebtedness of any other Person (other than the Company or a Restricted Subsidiary), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the interest paid or payable on such Indebtedness during the applicable period as if such Indebtedness had been outstanding at the beginning of the applicable period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "GAMING AUTHORITY" means any agency, authority, board, bureau, commission department, office or instrumentality of any nature whatsoever of the U.S. Federal or foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Nevada State Gaming Commission, the Nevada State Gaming Control Board, the Colorado Limited Gaming Control Commission, the Iowa Racing & Gaming Commission and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

     "GAMING BUSINESS" means the gaming business and include all businesses necessary for, incident to, connected with or arising out of the gaming business (including developing and operating lodging facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) to the extent that they are operated in connection with a gaming business.

     "GAMING FACILITY" means any tangible vessel, building, or other structure used or expected to be used to enclose space in which a Gaming Business is conducted and (a) wholly or partially owned, directly or indirectly, by the Company or any Restricted Subsidiary or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by the Company or a Restricted Subsidiary, PROVIDED that the term Gaming Facility does not include any real property whether or not such vessel, building or other structure is located thereon or adjacent thereto or any FF&E.

     "GAMING LICENSE" means any license, registration, approval, finding of suitability, qualification, permit, franchise or other authorization from any Gaming Authority required on the Issue Date or at any time, thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Company and its Subsidiaries, including all licenses granted under the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the Issue Date, be subject.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and foreign currency swaps and
(ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "INDEBTEDNESS" of any specified Person means the following, without duplication, to the extent required to be disclosed as a liability on the balance sheet of such person prepared in accordance with GAAP: (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (d) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock; (e) all net obligations existing at the time under Hedging Obligations; (f) all obligations of the types referred to in clauses (a) through (e) above of other Persons and all dividends and distributions of other Persons for the payment of which, in either case, such specified

Person is responsible or liable as obligor, guarantor or otherwise (including Investment Guarantees, but not including completion bonds, performance guarantees or similar suretyship arrangements ensuring the performance of obligations other than obligations of the types referred to in clauses (a) through (e) above); and (g) all obligations of the type referred to in clauses (a) through (e) above of other Persons secured by any Lien on any property or asset of such specified Person (whether or not such obligation is assumed by such specified Person), the amount of any non-recourse obligation being deemed to be the lesser of (i) the fair market value of such property or assets or (ii) the amount of the obligation so secured; PROVIDED that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash of U.S. Government Obligations (in an amount sufficient to satisfy all such indebtedness obligation at maturity or redemption, as applicable, and all payments of interests and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

     "INDEPENDENT FINANCIAL ADVISOR" means a United States investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in the Company.

     "INITIAL PUBLIC OFFERING" means the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering shares of the Company's common stock, which shares are approved for listing or quotation on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "INVESTMENT" means any investment by the Company in another Person (including an Affiliate of the Company) in the form of a loan, Investment Guarantee, advance (other than commission, travel and similar advances to officers and employees of the Company made in the ordinary course of business), capital contribution or purchase or other acquisition for consideration of Indebtedness, an Equity Interest or other interest that is or would be classified as an investment on the balance sheet of the Company prepared in accordance with GAAP, PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company or any direct or indirect parent of the Company will not be deemed to be an Investment.

     "INVESTMENT GUARANTEE" means any direct or indirect liability, contingent or otherwise, of the Company or a Restricted Subsidiary with respect to any Indebted-ness of another Person, including (a) any Indebtedness directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by the Company or a Restricted Subsidiary, or in respect of which the Company or a Restricted Subsidiary is otherwise directly or indirectly liable, (b) any other obligation or contract under which the Company or a Restricted Subsidiary is directly or indirectly liable for any Indebtedness of another Person and which, in economic effect, is substantially equivalent to a guarantee, (c) any Indebtedness of a partnership in which the Company or a Restricted Subsidiary is a general partner or of a joint venture in which the Company or a Restricted Subsidiary is a joint venturer, and (d) any Indebtedness in effect guaranteed by the Company or a Restricted Subsidiary through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such Indebtedness, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such Indebtedness shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such Indebtedness shall be protected against loss in respect thereof.

     "ISSUE DATE" means February 1, 1999, the date of original issuance of the Preferred Stock.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "MARKETABLE SECURITIES" owned by any Person means: (a) U.S. Government Obligations; (b) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment is made, of "A" (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, (c) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of such Person) with a rating, at the time as of which any investment therein is made, of "A-1" (indicating that the degree of timely payment is strong) (or higher) according to S&P or "P-1" (having a superior capacity for punctual repayment of short-term promissory obligations) (or higher) according to Moody's, or if neither of S&P and Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities ratings agency; (d) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $500,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made of "A" (an upper medium grade bond obligation) (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above, and if such fund has at least $500,000,000 under management, including investments in repurchase obligations of the foregoing investments.

     "MATERIAL ACQUISITION" means any acquisition or a business, including the acquisition of operating commercial real estate, by the Company or a Restricted Subsidiary that has a fair market value in excess of $5.0 million and which the Company or a Restricted Subsidiary intends to operate.

     "MERGER" means the merger of Harveys Acquisition Corporation with and into the Company, pursuant to the Agreement and Plan of Merger dated as of February 1, 1998 between Harveys Acquisition Corporation and the Company.

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any sale, lease, conveyance, transfer or other disposition of property or other assets of such Person (other than the disposition of inventory in the ordinary course of business), including dispositions pursuant to sale and leaseback transactions, and (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or

(c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "NOTES" means the Company's 10_% Senior Subordinated Notes due 2006.

     "OFFICERS' CERTIFICATE" means a certificate signed by (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President of the Company and (ii) the Chief Financial Officer or the Secretary of the Company.

     "PARENT CORPORATION" means any direct or indirect parent corporation of the Company.

     "PERMITTED BUSINESS" means the business of the Company and its Subsidiaries as of the Issue Date and any and all businesses that in good faith judgment of the Board of Directors are related businesses, including reasonable extension or expansions thereof.

     "PERMITTED INVESTMENT" means: (a) any tangible asset or Marketable Securities owned by the Company or a Restricted Subsidiary; (b) any Investment in the Company or in a Restricted Subsidiary and (c) for so long as any of the Notes are outstanding, any Investment in any other Restricted Subsidiary, PROVIDED that such Restricted Subsidiary is a guarantor of the Notes; (c) any Investment in any other Person, if immediately after the making of such Investment (i) such Person becomes a Restricted Subsidiary engaged in the Gaming Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary engaged in the Gaming Business; (d) any Investment in Cash Equivalents; (e) Investment outstanding as of the Issue Date; (f) Investments in the form of promissory notes of members of the Company's management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company; (g) account receivable, endorsements for collection or deposits arising in the ordinary course of business; (h) capital stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries; (i) Investments constituting intercompany Indebtedness between or among the Company and its Subsidiaries, to the extent permitted by Section 10(b); and (j) Investments constituting Guarantees, to the extent permitted by Section 10(b).

     "PERMITTED JOINT VENTURE INVESTMENT" means any Investment in (a) a Person primarily engaged or preparing to engage in the Gaming Business if, at the time of such Investment, the Company or a Restricted Subsidiary controls the day-to-day operations of such Person, including the construction or other acquisition of any buildings, vessels or other facilities and FF&E necessary for, incident to or connected with such Person's Gaming Business, pursuant to a management contract or otherwise; PROVIDED that if such Permitted Joint Venture Investment in such Person has been made partially or wholly by means of an Investment Guarantee, (i) the amount of Indebtedness of such Person is not permitted to exceed 200% of the amount invested in Capital Stock of such Person this Certificate of Designation have been paid or duly provided for and (B) the maturity of such loan or the termination of such Investment Guarantee and (ii) any Indebtedness of such Person covered by such Investment Guarantee matures by its terms prior to the time the Company or a Restricted Subsidiary no longer controls the day-to-day operations of such Person pursuant to a management contract or otherwise unless all amounts payable in respect of the Preferred Stock and under the Preferred Stock have been paid or duly provided for by such time; or (b) a Person primarily engaged or preparing to engage in the Gaming Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary shall own at least 50.0% of the shares of Capital Stock (including at least 50.0% of the total voting power thereof) of such Person, and shall control the day-to-day operations of such Person, including the construction or other acquisition of any buildings, vessels or other facilities and FF&E necessary for, incident to or connected with such Person's Gaming Business, pursuant to a management contract or otherwise, unless such Person is managed solely by its executive officers; or (c) a Person primarily engaged in the Gaming Business at the time of such Investment in Lake Tahoe, Nevada.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount, accreted value, or liquidation value, as applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount, accreted value or liquidation value, as applicable of, plus accrued interest or dividends, as applicable, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus an amount equal to the premiums, penalties, fees and expenses actually incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity or mandatory redemption date, as applica-ble, not earlier than the final maturity date or mandatory redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "PRINCIPALS" means Colony Investors III, L.P., Colony Capital, Inc. and any of their respective Affiliates and any of the Company's officers and directors.

     "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness which states that it is non-recourse to the borrower and which is secured solely by the assets purchased or acquired with the proceeds of such Indebtedness and the proceeds from such assets.

     "RELATED PARTY" with respect to any Person means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (A).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "SEC" means the U.S. Securities and Exchange Commission.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that at the time of designation such designation would not cause a Board Appointment Rights Triggering Event and such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation
(x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Subsection 10(a).

     The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Board Appointment Rights Triggering Event, PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under Subsection 10(b), calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently ended four fiscal quarter reference period. The Board of Directors may at any time designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Board Appointment Rights Triggering Event. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be deemed to constitute Restricted Investments in an amount equal to the greater of (x) the fair market value of such Investments at the time of such designation and
(y) the book value of such Investments at the time of such designation, in each case less an amount equal to the aggregate Restricted Investments made in such Restricted Subsidiary to the extent that such Restricted Investments are included in the computation of the aggregate amount of all other Junior Payments made by the Company at the time of such designation. Such designation shall only be permitted, however, if such Restricted Investment would be permitted at such time and if such Unrestricted Subsidiary otherwise meets the definition of a Restricted Subsidiary.

     "U.S. GOVERNMENT OBLIGATIONS" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, as applicable, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment, by (ii) the then outstanding principal amount or liquidation preference, if applicable, of such Indebtedness or Disqualified Stock.

          SECTION 13. STATUS OF ACQUIRED SHARES. Shares of Preferred Stock acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be issued, but not as shares of Series A Preferred Stock or Series B Preferred Stock.

          SECTION 14. PREEMPTIVE RIGHTS. The Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

          SECTION 15. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

          SECTION 16. AMENDMENT, SUPPLEMENT AND WAIVER. Except as provided in the next succeeding paragraph, this Certificate of Designation may be amended or supplemented with the consent of the holders of at least a majority in aggregate Liquidation Preference of the Series A Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Series A Preferred Stock), voting as a single class, and any existing default or compliance with any provision of this Certificate of Designation may be waived with the consent of the holders of a majority in aggregate Liquidation Preference of the then outstanding Series A Preferred Stock (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Preferred Stock) voting as a single class. Except as otherwise expressly required by law, the holders of the Series B Preferred Stock shall have no right to vote on any amendment or supplement to this Certificate of Designation, and the Series B Preferred Stock shall not be included in determining the number of shares or Liquidation Preference of Preferred Stock voting or entitled to vote on such matters.

          Notwithstanding the foregoing, without the consent of any holder of Preferred Stock, the Company may (to the extent permitted by Nevada law) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock or to make any change that would provide any additional rights or benefits to the holders of Preferred Stock or that does not adversely affect the rights hereunder of any such holder.

     IN WITNESS WHEREOF, Harveys Casino Resorts has caused this certificate to be signed on its behalf by Charles Scharer, its President, and Diana Shevlin, its Assistant Secretary, this day of February, 1999.

                       HARVEYS CASINO RESORTS

                       By: /s/ CHARLES W. SCHARER
                          -----------------------
                          Charles W. Scharer
                          President

                       By: /s/ DIANE SHEVLIN
                          ------------------
                          Diane Shevlin
                          Assistant Secretary

State of Nevada          )
                         )ss.
County of Douglas        )

     This instrument was acknowledged before me on February 1, 1999 by Charles W. Scharer as President of Harveys Casino Resorts, a Nevada corporation.

                            /s/ CONNIE M. FRIEDMAN                 Notary
                       --------------------------------

State of Nevada          )
                         )ss.
County of Douglas        )

     This instrument was acknowledged before me on February 1, 1999 by Dian Shevlin as assistant secretary of Harveys Casino Resorts, a Nevada corporation.

                            /s/ CONNIE M. FRIEDMAN                 Notary
                       --------------------------------